THE FIRST TRUST GNMA Reinvestment Income Trust "GRIT"
SERIES 120

TRUST AGREEMENT

Dated: January 15, 2014

This Trust Agreement among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator and Portfolio Supervisor and FTP Services LLC, as FTPS Unit Servicing Agent, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for The First Trust GNMA, Series 96 and certain subsequent Series, Effective January 20, 2005" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

WITNESSETH THAT:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, the Trustee, the Evaluator, the Portfolio Supervisor and the FTPS Unit Servicing Agent agree as follows:

PART I

STANDARD TERMS AND CONDITIONS OF TRUST

Subject to the Provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

PART II

SPECIAL TERMS AND CONDITIONS OF TRUST FOR

THE FIRST TRUST GNMA Reinvestment Income Trust "GRIT"
SERIES 120

The following special terms and conditions are hereby agreed to:

(A) The Securities defined in Section 1.01(5) listed in Schedule A hereto have been deposited in trust under this Trust Agreement and shall include any securities deposited in the Fund pursuant to Section 2.01 hereof.

(B) The number of Units in the Trust referred to in Section 2.03 is set forth under "Summary of Essential Information - Initial Number of Units" in the Prospectus.

(C) For the Trust the First General Record Date shall be set forth under "Summary of Essential Information" in the Prospectus.

(D) For the Trust the First Settlement Date shall be set forth under "Summary of Essential Information - First Settlement Date" in the Prospectus.

(E) For the Trust the Record Dates and the Distribution Dates shall be set forth under "Summary of Essential Information" in the Prospectus.

(F) First Trust Advisors L.P.'s compensation as referred to in Section 4.03 of the Standard Terms and Conditions of Trust and FTP Services LLC's compensation as referred to in Section 3.17 of the Standard Terms and Conditions of Trust shall collectively be an annual fee in the amount of $0.0060 per Unit.

PART III

A. Notwithstanding any provision to the contrary in the Standard Terms and Conditions of Trust, the Trustee may deem and treat the FTPS Unit Servicing Agent as the sole Unit holder of FTPS Units for all purposes of the Indenture and shall not be affected by any notice to the contrary.

B. Section 1.01 of the Standard Terms and Conditions of Trust shall be amended to include the following:

"Section 1.01(18). "FTPS Unit" shall mean Units which are purchased through the Fund/SERV(R) trading system or on a manual basis through FTP Services LLC or for FTP Services LLC is acting as FTPS Unit Servicing Agent."

"Section 1.01(19). "FTPS Unit Servicing Agent" shall mean FTP Services LLC or any successor FTPS Unit servicing agent appointed as hereinafter provided."

C. Section 3.05. of the Standard Terms and Conditions of Sub-Trust shall be amended to include the following at the end of sub-section (a)-(d):

"(e) deduct from the Interest Account or, to the extent funds are not available in such Account, from the Principal Account and pay to the FTPS Unit Servicing Agent the amount that it is entitled to receive pursuant to Section 3.17."

D. Paragraphs 4 and 5 of Section 3.05 of the Standard Terms and Conditions of Trust shall be replaced in their entirety with the following:

"The share of the balance in the Interest Account to be distributed to a Holder of Units shall be computed as of each Record Date, commencing with the first Record Date subsequent to the date of the Holder’s Certificate (or in the case of Units held in uncertificated form, the date of the Holder’s initial transaction statement), and distribution made as provided herein on or shortly after the next following Distribution Date; provided, however, that any distribution which would be made in respect of the Distribution Date occurring in December shall be made not later than December 31. In making such computation, the Trustee shall treat as received the interest amounts receivable by the Trust Fund on the Securities prior to the next following Distribution Date in respect of a record date for the Securities occurring on or before the Record Date on which the computation is being made based on estimates of such receivable amount provided the Trustee by the Evaluator, determined by the Evaluator in the manner provided in Section 5.01, on which the Trustee is authorized conclusively to rely.

Distributions of amounts represented by the cash balance in the Principal Account shall be computed as of each Record Date. In making such computation, the Trustee shall subtract the amount of any unpaid advances due the Trustee and shall treat as received principal amounts receivable by the Trust Fund on the Securities prior to the next following Distribution Date in respect of a record date for the Securities occurring on or before the Record Date on which the computation is being made based on estimates of such receivable amount provided the Trustee by the Evaluator, determined by the Evaluator in the manner provided in Section 5.01, on which the Trustee is authorized conclusively to rely and shall take into account any amounts identified for reinvestment pursuant to Section 3.13 hereof. On the next following Distribution Date, or within a reasonable period of time thereafter, the Trustee shall distribute by mail to each Holder of Units of record on the Record Date at his post office address such Holder’s pro rata share of the cash balance of the Principal Account as so computed on such Record Date; provided, however, that any distribution which would be made in respect of the Distribution Date occurring in December shall be made not later than December 31. In the event the amount on deposit in the Principal Account on a Distribution Date is not sufficient for the payment of the amount of principal to be distributed on the basis of the aforesaid computation, the Trustee shall advance out of its own funds and cause to be deposited in and credited to the Principal Account such amount as may be required to permit payment of the principal distribution to be made on such Distribution Date. The Trustee shall be entitled to be reimbursed, without interest, out of the principal received by the Trust Fund, on the first Record Date following the date of such advance on which such reimbursement may be made without reducing the balance in the Principal Account (calculated treating as received principal amounts receivable by the Trust Fund on the Securities prior to the next following Distribution Date as provided in the first sentence of this paragraph) to an amount less than that required for the next ensuing principal distribution. The Trustee shall not be required to make a distribution from the Principal Account unless the cash balance on deposit therein available for distribution, determined as provided in this paragraph, shall be sufficient to distribute at least $1.00 per 1,000 Units. Notwithstanding the preceding sentence, the Trustee (i) may make such distributions from the Interest and Principal Accounts as may be necessary, as determined by the Trust’s independent registered public accounting firm, in order to avoid imposition of any income or excise taxes on undistributed income in the Trust and (ii) shall distribute any funds in the Principal Account in December of each year."

E. Article III of the Standard Terms and Conditions of Trust shall be amended to include the following section:

"Section 3.17. FTPS Unit Servicing Agent. FTP Services LLC acts as record keeper, shareholder servicing agent and distribution agent for Units which are purchased and sold through the Fund/SERV(R) trading system or on a manual basis through FTP Services LLC. ("FTPS Units"). (a) FTP Services LLC shall perform all of the duties with respect to recordkeeping of FTPS Units and FTPS Unit holders, distributions, redemption of FTPS Units and communications to and with FTPS Unit holders listed below.

(1) The FTPS Unit Servicing Agent shall keep proper books of record and account of all of the transactions in the FTPS Units of each Trust under this Indenture at its corporate office, including a record of the name and address of, and the FTPS Units issued by each Trust and held by, every FTPS Unit holder, and such books and records of each Trust shall be made available to the Trustee and the Depositor promptly upon request and open to inspection by any FTPS Unit holder of such Trust, with respect to such FTPS Unit holders transactions, at all reasonable times during usual business hours. Without limiting the foregoing, the FTPS Unit Servicing Agent shall make any records or documents described in Reg. 270.31(a)-1 under the Investment Company Act of 1940 available promptly to the Trustee and the Depositor upon request during usual business hours and will preserve such records and documents for the periods prescribed in Reg. 270.31(a)-2 thereunder.

(2) The FTPS Unit Servicing Agent shall distribute on or shortly after the Distribution Dates specified in the Trust Agreement to each FTPS Unit holder of record on its books on the Record Date for each such Distribution Date specified in the Trust Agreement such FTPS Unit holder's distribution as computed under the Standard Terms and Conditions of Trust.

(3) In connection with such distributions set forth above, the FTPS Unit Servicing Agent shall furnish a Distribution Statement to FTPS Unit holders of record on its books. The content and frequency of such Distribution Statements shall in no respect be less detailed or frequent than that specified in Section 3.06 of the Standard Terms and Conditions of Trust.

(4) The FTPS Unit Servicing Agent shall transmit to each FTPS Unit holder of record any notice or other communication received from the Trustee and shall be solely responsible for soliciting and transmitting to the Trustee any notice required from FTPS Unit holders.

(5) The FTPS Unit Servicing Agent shall be responsible for all tax reporting required from time to time by applicable law and regulations with respect to holders of FTPS Units, and reporting of cost basis in respect of the FTPS Units of such holders (including, without limitation, reporting required by Section 6045(g) of the Internal Revenue Code of 1986, as amended).

(6) For purposes of permitting FTPS Unit holders to satisfy any reporting requirements of applicable federal or state tax law, the FTPS Unit Servicing Agent shall provide the Trustee with the name, address, number of FTPS Units held by, and such other information as requested by the Trustee, for every FTPS Unit holder so that the Trustee can transmit to any FTPS Unit holder of record on the FTPS Unit Servicing Agent's books any reports required to be distributed pursuant to Section 4.02 of the Standard Terms and Conditions of Trust. The Trustee may rely on the accuracy and completeness of the information (including any records or documents made available) provided to it by the FTPS Unit Servicing Agent and may accept such information without inquiry. Each of the Depositor and the FTPS Unit Servicing Agent hereby agree, jointly and severally, to indemnify the Trustee and hold Trustee harmless from and against any and all costs, expenses, penalties, damages, liabilities or claims including attorneys' and accountants' fees sustained or incurred by or asserted against the Trustee by reason of or as a result of any of the information provided to the Trustee by the FTPS Unit Servicing Agent being inaccurate or incomplete.  This indemnity shall be a continuing obligation of each of the Depositor and the FTPS Unit Servicing Agent, and their successors and assigns, notwithstanding the termination of this Trust Agreement.

(7) The FTPS Unit Servicing Agent shall distribute to redeeming FTPS Unit holders of record on its books redemption proceeds it receives pursuant to Section 5.02 of the Standard Terms and Conditions of Trust from the Trustee as the sole record owner of FTPS Units on the Trustee's books.

(8) The FTPS Unit Servicing Agent shall distribute to FTPS Unit holders of record on its books a pro rata portion of termination proceeds it receives pursuant to Section 8.02 of the Standard Terms and Conditions of Trust from the Trustee as the sole record owner of FTPS Units on the Trustee's books.

(9) In connection with such termination distributions set forth above, the FTPS Unit Servicing Agent shall furnish a Final Distribution Statement to FTPS Unit holders of record on its books. The content of such Final Distribution Statements shall in no respect be less detailed than that specified in Section 8.02 of the Standard Terms and Conditions of Trust.

(10) As requested by the Depositor and/or the Trustee, the FTPS Unit Servicing Agent shall perform such other functions which, from time to time, are agreed upon by the parties hereto and which may give rise to additional fees.

(b) As compensation for providing the services set forth herein, of a character described in Section 26(a)(2)(C) of the Investment Company Act of 1940, and to the extent that such services are in addition to, and do not duplicate, the services to be performed by the Trustee, FTP Services LLC shall receive, in arrears, against a statement or statements therefore submitted to the Trustee monthly or annually an aggregate annual fee in the per Unit amount set forth in Part II of the Trust Agreement for the Trust, calculated based on the largest number of Units outstanding during the calendar year, except during the initial offering period as determined in Section 4.01 of the Standard Terms and Conditions of Trust, in which case the fee is calculated based on the largest number of Units outstanding during the period for which the compensation is paid (such annual fee to be pro rated for any calendar year in which FTP Services LLC provides services described herein during less than the whole of such year). Such fee may exceed the actual cost of providing such services for the Trust, but at no time will the total amount received by FTP Services LLC for rendering the services described in this Section 3.17 and First Trust Advisors, L.P. for rendering the services described in Section 4.03 to unit investment trusts of which the Depositor is the sponsor in any calendar year exceed the aggregate cost to FTP Services LLC and First Trust Advisors, L.P. of supplying such services in such year. Such compensation may, from time to time, be adjusted by the Depositor provided that the total adjustment upward does not, at the time of such adjustment, exceed the percentage of the total increase, after the date hereof, in consumer prices for services as measured by the United States Department of Labor Consumer Price Index entitled "All Services Less Rent of Shelter" or similar index, if such index should no longer be published. The consent or concurrence of any Unit holder hereunder shall not be required for any such adjustment or increase. Such compensation shall be paid by the Trustee, upon receipt of an invoice therefore from FTP Services LLC, which shall constitute the representation by FTP Services LLC that the bookkeeping and administrative services for which compensation is claimed are properly compensable hereunder and that the aggregate cost incurred by FTP Services LLC of providing FTPS Unit shareholder servicing hereunder was not less than the compensation claimed, upon which representation the Trustee may conclusively rely. Such compensation shall be charged against the Interest and/or Principal Accounts, in accordance with Section 3.05 of the Standard Terms and Conditions of Trust.

If the cash balance in the Interest and Principal Accounts shall be insufficient to provide for amounts payable pursuant to this Section 3.17, the Trustee shall have the power to sell (i) Securities from the current list of Securities designated to be sold pursuant to Section 5.02 hereof, or (ii) if no such Securities have been so designated, such Securities as the Trustee may see fit to sell in its own discretion, and to apply the proceeds of any such sale in payment of the amounts payable pursuant to this Section 3.17.

All moneys payable to the FTPS Unit Servicing Agent pursuant to this Section 3.17 shall be secured by a lien on the Trust prior to the interest of Unit holders, but no such lien shall be prior to any lien in favor of the Trustee under the provisions of Section 6.04 of the Standard Terms and Conditions of Trust.

(c) The FTPS Unit Servicing Agent shall be under no liability for any action taken in good faith on any appraisal, paper, order, list, demand, request, consent, affidavit, notice, opinion, direction, evaluation, endorsement, assignment, resolution, draft or other document, whether or not of the same kind, prima facie properly executed, or for the disposition of moneys, pursuant to this Indenture, except by reason of its own negligence, lack of good faith or willful misconduct, provided that the FTPS Unit Servicing Agent shall not in any event be liable or responsible for any evaluation made by the Evaluator.

(d) Except as the context otherwise requires, the FTPS Unit Servicing Agent shall be subject to the provisions of Section 4.05 herein in the same manner as it would if it were the Evaluator.

(e) The FTPS Unit Servicing Agent shall be indemnified ratably by the affected Trust and held harmless against any loss or liability accruing to it without negligence, bad faith or willful misconduct on its part, arising out of or in connection with the operations of the Trust, including the costs and expenses (including counsel fees) of defending itself against any claim of liability in the premises, including without limitation any loss, liability or expense incurred in acting pursuant to written directions to the FTPS Unit Servicing Agent given by the Trustee or Depositor from time to time in accordance with the provisions of this Indenture or in undertaking actions from time to time which the FTPS Unit Servicing Agent deems necessary in its discretion to protect the Trust and the rights and interests of the FTPS Unit holders pursuant to the terms of this Indenture.

(f) The FTPS Unit Servicing Agent shall conduct its operations in a manner that is compatible with the current operational procedures and requirements of the Trustee (including, without limiting the foregoing, the provision and receipt of data in such format and meeting such technical requirements as the Trustee may specify) and shall exercise its best efforts to accommodate any changes in the operational procedures and requirements which the Trustee may make upon prior notice to the FTPS Unit Servicing Agent. The Depositor acknowledges and agrees that the default of the FTPS Unit Servicing Agent in its obligations under this paragraph, or the performance by the FTPS Unit Servicing Agent of its obligations in a manner which shall adversely affect the Trustee’s performance of its duties, shall be a sufficient grounds for the Trustee to remove the FTPS Unit Servicing Agent pursuant to Section 3.17(d) and Section 4.05.

(g) As used in this Section 3.17, FTPS Unit holder," when referring to the records of the Trustee, shall mean the FTPS Unit Servicing Agent and, when referring to the records to be maintained by the FTPS Unit Servicing Agent, shall mean each owner of a FTPS Unit identified on the records of the FTPS Unit Servicing Agent."

F. Section 4.01 of the Standard Terms and Conditions of Trust shall be amended to include the FTPS Unit Servicing Agent among the parties who are furnished information concerning the Evaluation of each issue of Securities deposited in the Trust and the Trust Fund Evaluation.

G. The last sentence of the first paragraph of Section 3.14 shall be replaced with the following:

"Such fee may exceed the actual cost of providing such services for the Trust, but at no time will the total amount received by First Trust Advisors, L.P. for rendering the services described in this Section 3.14 and FTP Services LLC for rendering the services described in Section 3.17 to unit investment trusts of which the Depositor is the sponsor in any calendar year exceed the aggregate cost to FTP Services LLC and First Trust Advisors, L.P. of supplying such services in such year."

H. Section 4.04 of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

"Section 4.04. Liability of Evaluator. The Trustee, FTPS Unit Servicing Agent, Depositor and the Unit holders may rely on any Evaluation furnished by the Evaluator and shall have no responsibility for the accuracy thereof. The determinations made by the Evaluator hereunder shall be made in good faith upon the basis of the best information available to it. The Evaluator shall be under no liability to the Trustee, FTPS Unit Servicing Agent, Depositor or the Unit holders for errors in judgment; provided, however, that this provision shall not protect the Evaluator against any liability to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder."

I. The second sentence of the first paragraph of Section 5.01 shall be amended to delete subsection (ii) of such sentence and replace it in its entirety with the following:

"(ii) amounts representing estimated accrued expenses of such Trust including but not limited to unpaid fees and expenses of the Trustee, the Evaluator, the Portfolio Supervisor, the FTPS Unit Servicing Agent, the Depositor and its counsel, in each case as reported by the Trustee to the Depositor on or prior to the date of Evaluation,"

J. The fifth sentence in the first paragraph of Section 5.01 shall be replaced in its entirety with the following:

"During the period in any month prior to the time when the principal to be distributed on the next distribution date and the current outstanding principal amount of a Security is publicly available, the Trustee will base its calculation of (i) cash in the process of being collected with respect to such Security and (ii) interest accruing on the outstanding principal amount of such Security on the average prepayment experience (as defined in Section 4.01 hereof) with respect to such Security during the three preceding months (or since the issuance of the Security if such Security has been outstanding less than three months) applied to the principal amount outstanding at the end of the second preceding month, as determined by the Evaluator upon which determination the Trustee is authorized conclusively to rely."

K. Section 6.01(c) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

"(c) The Trustee shall not be responsible for or in respect of the recitals herein, the validity or sufficiency of this Indenture or for the due execution hereof by the Depositor, the Portfolio Supervisor, the Evaluator, or the FTPS Unit Servicing Agent, or for the form, character, genuineness, sufficiency, value or validity of any of the Securities (except that the Trustee shall be responsible for the exercise of due care in determining the genuineness of Securities delivered to it pursuant to contracts for the purchase of such Securities) or for or in respect of the validity or sufficiency of the Units or of the Certificates (except for the due execution thereof by the Trustee) or for the due execution thereof by the Depositor, and the Trustee shall in no event assume or incur any liability, duty or obligation to any Unit holder, the FTPS Unit Servicing Agent or the Depositor other than as expressly provided for herein. The Trustee shall not be responsible for or in respect of the validity of any signature by or on behalf of the Depositor, the Portfolio Supervisor, the Evaluator or the FTPS Unit Servicing Agent;"

L. Section 8.02(b) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

"(b) deduct from the Interest Account of such Trust or, to the extent that funds are not available in such Account, from the Principal Account of such Trust, and pay accrued and unpaid fees of the Evaluator, the Portfolio Supervisor, the FTPS Unit Servicing Agent, the Depositor and counsel in connection with such Trust, if any;"

M. Section 8.05 of the Standard Terms and Conditions of Trust shall be amended to add the following paragraph immediately preceding the last paragraph of such section:

"Any notice, demand, direction or instruction to be given to the FTPS Unit Servicing Agent shall be in writing and shall be duly given if mailed or delivered to the FTPS Unit Servicing Agent at 120 E. Liberty Drive, Suite 400, Wheaton, Illinois 60187, or at such other address as shall be specified by the FTPS Unit Servicing Agent to the other parties hereto in writing."

N. Section 6.01 shall be amended to add the following as paragraph (n):

"(n) The Trustee may act, and may engage any corporation, partnership or other entity affiliated with The Bank of New York Mellon (an "Affiliated Entity") to act, as broker or dealer to execute transactions, including the purchase or sale of any securities currently distributed, underwritten or issued by any Affiliated Entity, and receive, or pay to the Affiliated Entity, as applicable, compensation for such services at standard commission rates, markups or concessions."

O. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 3.14 shall be deleted in its entirety.

P. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 4.03 shall be deleted in its entirety and replaced with the following:

" Section 4.03. Compensation for Services Provided. As compensation for providing portfolio supervisory services in its capacity as Portfolio Supervisor, evaluation services in its capacity as Evaluator, and for providing bookkeeping and other administrative services to the Trust of a character described in Section 26(a)(2)(C) of the Investment Company Act of 1940, and to the extent that such services are in addition to, and do not duplicate, the services to be provided hereunder by the Trustee, First Trust Advisors, L.P. shall receive, in arrears, against a statement or statements therefor submitted to the Trustee monthly or annually an aggregate annual fee in the per Unit amount set forth in Part II of the Trust Agreement for the Trust, calculated based on the largest number of Units outstanding during the calendar year, except during the initial offering period as determined in Section 4.01 of this Indenture, in which case the fee is calculated based on the largest number of Units outstanding during the period for which the compensation is paid (such annual fee to be pro rated for any calendar year in which First Trust Advisors, L.P. provides services described herein during less than the whole of such year). Such fee may exceed the actual cost of providing such services for the Trust, but at no time will the total amount received by First Trust Advisors, L.P. for rendering the services described in this Section 4.03 and FTP Services LLC for rendering the services described in Section 3.17 to unit investment trusts of which the Depositor is the sponsor in any calendar year exceed the aggregate cost to First Trust Advisors, L.P. and FTP Services LLC of supplying such services in such year. Such compensation may, from time to time, be adjusted provided that the total adjustment upward does not, at the time of such adjustment, exceed the percentage of the total increase after the date hereof in consumer prices for services as measured by the United States Department of Labor Consumer Price Index entitled "All Services Less Rent of Shelter" or similar index, if such index should no longer be published. The consent or concurrence of any Unit holder hereunder shall not be required for any such adjustment or increase. Such compensation shall be paid by the Trustee, upon receipt of an invoice therefor from First Trust Advisors, L.P., which shall constitute the representation by First Trust Advisors, L.P. that the bookkeeping and administrative services for which compensation is claimed are properly compensable hereunder and that the aggregate cost incurred by First Trust Advisors, L.P. of providing portfolio supervisory, evaluation and bookkeeping and administrative services hereunder was not less than the compensation claimed, upon which representation the Trustee may conclusively rely. Such compensation shall be charged against the Interest and/or Principal Accounts in accordance with Section 3.05."

If the cash balance in the Interest and Principal Accounts shall be insufficient to provide for amounts payable pursuant to this Section 4.03, the Trustee shall have the power to sell (i) Securities from the current list of Securities designated to be sold pursuant to Section 5.02 hereof, or (ii) if no such Securities have been so designated, such Securities as the Trustee may see fit to sell in its own discretion, and to apply the proceeds of any such sale in payment of the amounts payable pursuant to this Section 4.03.

Any moneys payable to First Trust Advisors, L.P. pursuant to this Section 4.03 shall be secured by a lien on the Trust prior to the interest of Unit holders, but no such lien shall be prior to any lien in favor of the Trustee under the provisions of Section 6.04 herein."

Q. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 4.03 shall be deleted in its entirety and replaced with the following:

"Section 4.05. Resignation and Removal of Portfolio Supervisor and/or Evaluator and/or Provider of Bookkeeping Services Described in Section 4.03; Successor.

(a) First Trust Advisors, L.P. and any successor appointed as hereafter provided, in its capacity as Evaluator and/or Portfolio Supervisor and/or provider of bookkeeping services described in Section 4.03, may resign and be discharged hereunder by executing an instrument of resignation in writing and filing the same with the Depositor and the Trustee, not less than sixty days before the date specified in such instrument when, subject to Section 4.05(e), such resignation is to take effect. Upon receiving such notice of resignation, the Depositor and the Trustee shall use their best efforts to appoint a successor to act in the capacity as to which the resignation applies, such successor to have qualifications and to be compensated at a rate of compensation satisfactory to the Depositor and the Trustee. Such appointment shall be made by written instrument executed by the Depositor and the Trustee, in duplicate, one copy of which shall be delivered to the resigning party and one copy to the successor. The Depositor or the Trustee may remove the Evaluator and/or Portfolio Supervisor and/or party performing bookkeeping and administrative services at any time upon thirty days’ written notice and appoint a successor to act in the capacity to which the removed applies, such successor to have qualifications and to be compensated at a rate of compensation satisfactory to the Depositor and the Trustee, provided, however, that so long as First Trust Portfolios L.P. is acting as Depositor, the Trustee shall have no power to remove any affiliate of the Depositor who may be acting in any such capacity or capacities. Such appointment shall be made by written instrument executed by the Depositor and the Trustee, in duplicate, one copy of which shall be delivered to the party removed and one copy to its successor. Notice of such resignation or removal and appointment of a successor shall be mailed by the Trustee to each Unit holder then of record.

(b) Any successor evaluator and/or successor portfolio supervisor and/or provider of bookkeeping and administrative services described in Section 4.03, as appropriate, appointed hereunder, shall execute, acknowledge and deliver to the Depositor and the Trustee an instrument accepting such appointment hereunder, and such successor without any further act, deed or conveyance shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder with like effect as if originally named herein and shall be bound by all the terms and conditions of this Indenture.

(c) The Portfolio Supervisor may employ one or more sub-Portfolio Supervisors to assist in performing the services set forth in this Section 4.05 and shall not be answerable for the default of any such sub-Portfolio Supervisors if such sub-Portfolio Supervisors shall have been selected with reasonable care, provided, however, that the Portfolio Supervisor will indemnify and hold the Trust harmless from and against any loss occurring as a result of a sub-Portfolio Supervisor's willful misfeasance, reckless disregard, bad faith, or gross negligence in performing supervisory duties. The fees and expenses charged by such sub-Portfolio Supervisors shall be paid by the Portfolio Supervisor out of proceeds received by the Portfolio Supervisor in accordance with Section 4.03 hereof.

(d) In case at any time the Evaluator and/or Portfolio Supervisor and/or provider of bookkeeping and administrative services described in Section 4.03 shall resign and no successor shall have been appointed and have accepted appointment within thirty days after notice of resignation has been received by the Depositor and the Trustee, the resigning party may forthwith apply to a court of competent jurisdiction for the appointment of a successor. Such court may thereupon after such notice, if any, as it may deem proper and prescribe, appoint a successor.

(e) Any corporation into which the Evaluator and/or Portfolio Supervisor and/or provider of bookkeeping and administrative services described in Section 4.03 hereunder may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Evaluator and/or Portfolio Supervisor and/or provider of bookkeeping and administrative services described in Section 4.03 hereunder shall be a party, shall be the successor under this Indenture without the execution or filing of any paper, instrument or further act to be done on the part of the parties hereto, notwithstanding anything to the contrary contained herein or in any agreement relating to such merger or consolidation by which the Evaluator and/or Portfolio Supervisor and/or provider of bookkeeping and administrative services described in Section 4.03 may seek to retain certain powers, rights and privileges for any period of time following such merger or consolidation.

(f) Any resignation or removal of the Evaluator and/or Portfolio Supervisor and/or provider of bookkeeping and administrative services described in Section 4.03 shall become effective upon acceptance of appointment by the successor as provided in subsection (b) hereof."

R. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 3.05 (b) shall be deleted in its entirety and Section 3.05(d) shall refer to Section 4.03 rather than Section 3.14.

S. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 1.01(3) shall be amended to delete the reference to Securities Evaluation Service, Inc. and replace it with First Trust Advisors L.P.

T. Notwithstanding anything to the contrary in the Standard Conditions of Trust, paragraph (e) of Section 6.05 shall be amended by adding the following sentence at the end thereof:

"The Trustee’s and each successor Trustee’s right to indemnification shall survive its resignation or removal."

U. Section 6.04 of the Standard Terms and Conditions of Trust shall be amended to add the following sentence at the end of the First paragraph thereof:

"The Bank of New York Mellon, or any of its affiliates, may perform services in any capacity for any exchange traded fund, investment company, investment trust or other entity whose shares are held as an asset of the Trust, and the Bank of New York Mellon, as Trustee, shall be entitled to receive the foregoing compensation, without reduction, notwithstanding that the Bank of New York Mellon or an affiliate is receiving compensation for services to such exchange traded fund, investment company, investment trust or other entity."

V. All references to The Bank of New York in the Standard Terms and Conditions of Trust shall be replaced with "The Bank of New York Mellon."

W. Any notice, demand, direction or instruction to be given to either the Depositor, Portfolio Supervisor or Evaluator shall be in writing and shall be duly given if mailed or delivered to such party at 120 East Liberty Drive, Suite 400, Wheaton, Illinois 60187, or at such other address as shall be specified by the Depositor, Portfolio Supervisor or Evaluator to the other parties hereto in writing.

X. Article IV of the Standard Terms and Conditions of Trust shall be amended to add the following:

"Section 4.06. Liability of Portfolio Supervisor. The Portfolio Supervisor shall be under no liability to the Unit holders for any action taken or for refraining from the taking of any action in good faith pursuant to this Indenture or for errors in judgment, but shall be liable only for its own willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder."

Y. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the last sentence of Section 3.01 shall be replaced with the following:

"As used herein, the Depositor's reimbursable expenses of organizing the Trust shall include the cost of the initial preparation and typesetting of the registration statement, prospectuses (including preliminary prospectuses), the indenture, and other documents relating to the Trust, SEC and state blue sky registration fees, the cost of the initial valuation of the portfolio and audit of the Trust, the costs of a portfolio consultant and licensing fees required for the establishment of the Trust under license agreements which provide for full payment of the licensing fees not later than the conclusion of the Organization Expense Period, if any, the initial fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto, but not including the expenses incurred in the printing of preliminary prospectuses and prospectuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses."

Z. Section 2.03 of the Standard Terms and Conditions of Trust is amended by adding the following paragraph to the end thereof:

"Notwithstanding any provisions of the Indenture to the contrary, Units shall be held solely in uncertificated form evidenced by appropriate notation in the registration books of the Trustee, and no Unit holder shall be entitled to the issuance of a Certificate evidencing the Units owned by such Unit holder. The only permitted registered holders of Units shall be (i) Depository Trust Company (or its nominee, Cede & Co.), (ii) the FTPS Unit Servicing Agent, or (iii) Unit holders who purchase or otherwise hold their Units through Advisor Direct ("Advisor Direct holders"); consequently, individuals who are not Advisor Direct holders or holders of FTPS Units must hold their Units through an entity which is a participant in Depository Trust Company. Except as provided by the preceding provisions of this paragraph, the rights specified in this Indenture of holders of Units evidenced by a Certificate shall apply to holders of Units held in uncertificated form."

AA. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 3.15 shall be amended by adding the following sentences at the end thereof:

"To the extent permitted by applicable law and regulatory authorization, unpaid portions of the deferred sales charge shall be secured by a lien on the Trust in favor of the Depositor, provided that such lien shall be subordinate to the lien of the Trustee granted by Section 6.04 of the Standard Terms and Conditions of Trust. To the extent of such lien, the Trustee shall hold the assets of the Trust for the benefit of the Depositor, provided that the Trustee is authorized to dispositions, distributions and payments for expenses in the ordinary course of the administration of the trust without regard to such lien."

BB. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 6.02 of the Standard Terms is amended to add the following as the penultimate paragraph:

"Cost-basis reporting for Unit holders who purchase or hold their Units through the First Trust Advisor Direct system ("Advisor Direct"). The Depositor shall maintain information required for the reporting of the cost basis of Advisor Direct holders (as defined in section 2.03) as may be required from time to time by applicable law (including, without limitation, Section 6045(g) of the Internal Revenue Code of 1986, as amended) and regulations, and the Depositor shall be responsible for the reporting of such information to the Advisor Direct holders, or if reporting by the Depositor is not permitted by applicable law or regulation or if the Depositor and Trustee otherwise agree that the Trustee shall report such information, the Depositor shall provide the Trustee such information as will permit the Trustee to provide required cost-basis information to the Advisor Direct holders and shall provide the information at such times and in such form as the Trustee may reasonably request. The Depositor will be solely responsible for the accuracy of such cost-basis information and the reporting thereof to Advisor Direct holders   as provided above. The Trustee may rely conclusively upon the cost-basis information provided by the Depositor with respect to Advisor Direct holders, and shall be indemnified in accordance with Section 6.04 of the Indenture  against any loss or liability, including any penalty or other charge imposed by any taxing authority in respect of such cost-basis information or reporting thereof made by the Depositor as provided in this paragraph."

CC. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, Section 3.07 shall be amended to delete Section 3.07(j) and add the following after Section 3.07(i):

"(j) that the sale of Securities is necessary or advisable: (i) in order to maintain the qualification of the Trust as a regulated investment company in the case of a Trust which has elected to qualify as such; or (ii) to provide funds to make any distribution from such a Trust for a taxable year in order to avoid imposition of any income or excise taxes on undistributed income in the Trust.

(k) that such sale is necessary for the Trust to comply with such federal and/or state securities laws, regulations and/or regulatory actions and interpretations which may be in effect from time to time."

DD. Section 3.05 of the Standard Terms and Conditions of Trust shall be amended to include the following paragraph at the end of such section:

"With respect to any Trust which has elected to be taxed as a regulated investment company, amounts distributable from the Income Account upon termination of the Trust pursuant to Section 8.02 shall be treated as transferred to the Principal Account and included in the dollar amount reported as distributed from the Principal Account for all purposes of this Section 3.05."

IN WITNESS WHEREOF, First Trust Portfolios L.P., The Bank of New York Mellon and First Trust Advisors L.P. and FTP Services LLC have each caused this Trust Agreement to be executed and the respective corporate seal to be hereto affixed and attested (if applicable) by authorized officers; all as of the day, month and year first above written.

FIRST TRUST PORTFOLIOS L.P.,
Depositor

By: Elizabeth H. Bull
Senior Vice President

THE BANK OF NEW YORK MELLON,
Trustee

By:	Joan A. Currie
Managing Director

[SEAL]

ATTEST:

Elizabeth A. Fernandes

Vice President

FIRST TRUST ADVISORS L.P.,
Evaluator

By: Elizabeth H. Bull
Senior Vice President

FIRST TRUST ADVISORS L.P.,
Portfolio Supervisor

By: Elizabeth H. Bull
Senior Vice President

FTP SERVICES LLC,
FTPS Unit Servicing Agent

By: Elizabeth H. Bull
Senior Vice President

SCHEDULE A TO TRUST AGREEMENT

SECURITIES DEPOSITED

IN

THE FIRST TRUST GNMA Reinvestment Income Trust "GRIT"
SERIES 120

(Note:	Incorporated herein and made a part hereof is the "Portfolio" for Series 120 as set forth in the Prospectus and any other securities that may be deposited subsequent to the Initial Date of Deposit pursuant to this Trust Agreement.)

SCHEDULE B TO TRUST AGREEMENT

THE FIRST TRUST GNMA REINVESTMENT INCOME TRUST "GRIT" SERIES 120

NOTICE OF DEPOSIT OF ADDITIONAL SECURITIES

Dated: January 15, 2014

Pursuant to Section 2.01 of the Trust Agreement dated January 15, 2014 among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator, and First Trust Advisors L.P., as Portfolio Supervisor (the "Trust Agreement"), the Depositor hereby certifies to the Trustee as follows:

(a) The additional securities listed in Appendix A hereto are hereby deposited in trust and have a substantially equal percentage relationship between the principal amounts of the Securities of specified interest rates and years of maturity as specified in the Trust's prospectus dated January 15, 2014.

(b) In accordance with Section 2.03 of the Trust Agreement, an additional ______________ Units should be issued as a result of the deposit referred to in (a) above. Taking into account the above Units, the total number of Units in the Trust issued as of the date of this notice is _________________.

(c) Taking into account that Units issued in (b) above, the fractional undivided interest in and ownership of the Trust represented by each Unit is _________

FIRST TRUST PORTFOLIOS L.P.

By:__________________________